Exhibit 99.1

AudioEye Reports Record Fourth Quarter and Full Year 2024 Results

Thirty-Sixth Consecutive Period of Record Revenue

24% Year-Over-Year Revenue Growth and 24% Adjusted EBITDA Margin in the Fourth Quarter

Guiding 2025 Revenue Between $41 and $42 Million, 18% Growth at Midpoint

TUCSON, Ariz. — March 12, 2025 — AudioEye, Inc. (Nasdaq: AEYE) (“AudioEye” or the “Company”), the industry-leading digital accessibility company, reported financial results for the fourth quarter and full year ended December 31, 2024.

“I am very pleased with our fourth quarter and 2024 results,” said AudioEye CEO David Moradi. “We consistently outperformed our guidance on both revenue and profitability during 2024. I'm excited for the future as digital accessibility continues to gain momentum not only in the United States but also in Europe.

“In the fourth quarter, we demonstrated strong operating metrics, including 24% year-over-year revenue growth and adjusted EBITDA margin of 24%, together achieving the ‘Rule of 40.’ Another key SaaS metric, revenue per employee, exceeded $330,000 on an annualized basis in the fourth quarter. For 2025, we are guiding revenue between $41 million and $42 million, for a growth rate of approximately 18% at the midpoint. We expect strong operating leverage with adjusted EBITDA between $9 million and $10 million, representing 41% growth at the midpoint. We also expect to achieve the ‘Rule of 40’ in 2025."

Fourth Quarter 2024 Financial Results

●	Total revenue increased 24% to a record $9.7M from $7.9M in the same prior year period.
●	Gross profit increased to $7.8M (80% of total revenue) from $6.2M (78% of total revenue) in the same prior year period. The increase in gross profit was the result of continued revenue growth and certain efficiencies in cost of revenue.
●	Total operating expenses increased 36% to $9.1M from $6.7M in the same prior year period. The increase in operating expenses was primarily due to additional investment in selling and marketing expenses as well as increases in litigation expenses of $1.0M and additional stock compensation expense of $0.7M.
●	Net loss was $1.5M or $(0.12) per share, compared to a net loss of $0.5M, or $(0.04) per share, in the same prior year period. The movement in net loss was primarily due to additional operating expenses noted above of $2.4M and increases in interest expense of $0.2M, partially offset by an increase in gross profit of $1.6M.
●	Adjusted EBITDA in Q4 2024 was a record $2.3M, and adjusted EPS was $0.18 per share, compared to adjusted EBITDA of $1.3M, and adjusted EPS of $0.11 per share, in the same prior year period. For Q4 2024, the adjusted EBITDA and adjusted EPS performance reflect adjustments primarily for stock-based compensation expense, depreciation and amortization, litigation expense and interest expense.
●	Annual Recurring Revenue (“ARR”) as of December 31, 2024, increased sequentially to $36.6M from $36.2M as of September 30, 2024.
●	As of December 31, 2024, the Company had $5.7M in cash and cash equivalents, compared to $5.5M as of September 30, 2024.

Full Year 2024 Financial Results

●	Total revenue increased 12% to a record $35.2M in 2024 from $31.3M in 2023.
●	Gross profit increased to $27.9M (79% of total revenue) in 2024 from $24.3M (78% of total revenue) in 2023.
●	With revenue growing 12% in 2024, total operating expenses increased by 3%, or $1M, from $30.3M in 2023 to $31.3M in 2024. The increase in total operating expense was primarily driven by increases in litigation expense of $2.1M, increases in stock-based compensation expense of $0.7M, and additional investment in selling and marketing expenses, partially offset by efficiencies in R&D expenses.
●	Net loss was $4.3M, or $(0.36) per share, compared to a $5.9M net loss, or $(0.50) per share, in 2023. The decrease was due to revenue growth, partially offset by increased operating expenses as discussed above.

●	The Company achieved adjusted EBITDA of $6.7M in 2024, and adjusted EPS of $0.55 per share, compared to adjusted EBITDA of $1.3M, and adjusted EPS of $0.11 per share, in 2023. Adjusted EBITDA and adjusted EPS reflect adjustments for stock-based compensation, litigation expense, and other items.

Other Updates

●	In March 2025, AudioEye welcomed Jim Hawkins to its board of directors. Hawkins is a seasoned executive with a strong track record of driving growth and innovation. As CEO of a publicly traded company, he led revenue growth from $37 million to $530 million–an increase of 1,300%–while also increasing market capitalization from $68 million to $1.1 billion, a 1,500% increase. From 2004 to 2018, he served as President and CEO of Natus Medical. Previously, he was CEO of Invivo Corporation, and he currently serves on the boards of OSI Systems, Inc. and IRadimed Corporation.
●	AudioEye recently announced the release of its 2025 Digital Accessibility Index, a comprehensive analysis of digital accessibility compliance across key industries including education, finance, government, healthcare, hospitality, software, and retail. Based on a review of 15,000 websites, the report found an average of 297 accessibility issues per page, a substantial increase from 37 issues per page found in AudioEye's inaugural 2023 Index.
●	In February 2025, AudioEye announced the launch of new role-based courses on AudioEyeQ, its free accessibility learning platform. These courses are designed to address the unique challenges of business leaders, designers, developers, and website testers and provide practical, role-specific guidance to help organizations embed accessibility into every aspect of their digital processes.
●	In December 2024, AudioEye was named a finalist in InfoWorld’s 2024 Technology of the Year Awards and the 2024 Cloud Awards. AudioEye was also named one of Utah Business Magazine's 2024 “Best Companies to Work For”.
●	In the fourth quarter of 2024, the Company completed its at-the-market offering, raising approximately $7M of cash at an average share price of $24.65, exclusive of transaction costs.
●	In the first quarter of 2025, AudioEye’s board of directors authorized the repurchase of up to $12.5 million of the Company’s outstanding shares of common stock through January 2027.
●	As of December 31, 2024, AudioEye had approximately 127,000 customers, up 1,000 from September 30, 2024, and up 17,000 from December 31, 2023. The increase in customer count was driven by additions in both Partner and Marketplace and Enterprise customers.

Financial Outlook

AudioEye expects revenue of between $9.7 million and $9.8 million for the first quarter of 2025 and between $41 million and $42 million for the full year 2025. The Company expects adjusted EBITDA of between $1.85 million and $1.95 million for the first quarter of 2025 and between $9 million and $10 million for the full year 2025. The Company expects adjusted EPS of between $0.14 and $0.16 per share for the first quarter of 2025 and between $0.70 and $0.80 per share for the full year 2025.

Conference Call Information

AudioEye management will hold a conference call today, March 12, 2025, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Wednesday, March 12, 2025

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in number: 877-407-8289

International number: 201-689-8341

Webcast: Q424 Webcast Link

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will also be webcast live and available for replay via the investor relations section of the Company’s website. The audio recording will remain available via the investor relations section of the Company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern Time on the same day through March 26, 2025 via the following numbers:

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay passcode: 13752082

About AudioEye

AudioEye exists to ensure the digital future we build is accessible. The gold standard for digital accessibility, AudioEye's comprehensive solution combines industry-leading AI automation technology with expert fixes informed by the disability community. This powerful combination delivers industry-leading protection, ensuring businesses of all sizes - including over 127,000 customers like Samsung, Calvin Klein, and Samsonite - meet and exceed compliance standards. With 24 US patents, AudioEye's solution includes 24/7 accessibility monitoring, automated WCAG issue testing and fixes, expert testing, developer tools, and legal protection, empowering organizations to confidently create accessible digital experiences for all.

Forward-Looking Statements

Any statements in this press release about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “confident”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding future cash flows of the Company, anticipated contributions from new sales channels, long-term growth prospects, opportunities in the digital accessibility industry, our revenue, adjusted EBITDA, adjusted EPS and ARR guidance, expectations on “Rule of 40”, and our expectation of investments in marketing and sales. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; sales channels and offerings; product development and technological changes; the acceptance of AudioEye’s products in the marketplace; the effectiveness of our integration efforts; competition; inherent uncertainties and costs associated with litigation; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

About Key Operating Metrics

We consider annual recurring revenue (“ARR”) as a key operating metric and a key indicator of our overall business. We also use ARR as one of the primary methods for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations.

We manage customers through two primary channels, Enterprise and Partner and Marketplace. Enterprise channel consists of our larger customers and organizations, including those with non-platform custom websites, who generally engage directly with AudioEye sales personnel for custom pricing and solutions. This channel also includes federal, state and local government agencies. The Partner and Marketplace channel consists of our CMS partners, platform & agency partners, authorized resellers and our marketplace. This channel serves small and medium sized businesses who are on a partner or reseller’s web-hosting platform or who purchase an AudioEye solution from our marketplace.

We define ARR as the sum of (i) for our Enterprise channel, the total of the annualized recurring fee at the date of determination under each active contract, plus (ii) for our Partner and Marketplace channel, the annual or monthly recurring fee for all active customers at the date of determination, in each case, assuming no changes to the subscription, multiplied by 12 if applicable. Recurring fees are defined as revenues expected to be generated from services typically offered as a subscription service or annual service offering such as our automation and platform, periodic auditing, human-assisted technological fixes, legal support and professional service offerings and other services that reoccur on a multi-year contract. This determination includes both annual and monthly contracts for recurring products. Some of our contracts are terminable prior to the expected term, which may impact future ARR. ARR excludes non-recurring fees, which are defined as revenue expected to be generated from services typically not offered as a subscription service or annual service offering such as our PDF remediation services business, one-time mobile application reports, and other miscellaneous services that are offered as non-subscription services or are expected to be one-time in nature.

Use of Non-GAAP Financial Measures

From time to time, we review adjusted financial measures that assist us in comparing our operating performance consistently over time, as such measures remove the impact of certain items, as applicable, such as our capital structure (primarily interest charges), and expenses that do not relate to our core operations, including significant transaction and litigation-related expenses and other costs that are expected to be non-recurring. In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used in our financial and operational decision-making, the Company has supplemented the consolidated financial statements presented on a GAAP basis in this press release with the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share (adjusted EPS).

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP. The Company compensates for such limitations by relying primarily on our GAAP results and using non-GAAP financial measures only as supplemental data. We also provide a reconciliation of non-GAAP to GAAP measures used. Investors are encouraged to carefully review this reconciliation. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings (Loss) per Diluted Share

We define: (i) Adjusted EBITDA as net income (loss), plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to liabilities, plus certain litigation expense, plus certain acquisition expense, plus executive team restructuring cost, and plus loss on disposal or impairment of long-lived assets; (ii) Adjusted EBITDA margin as Adjusted EBITDA as a percentage of GAAP revenue; and (iii) Adjusted earnings (loss) per diluted share (EPS) as net income (loss) per diluted common share, plus (less) interest expense (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus non-cash valuation adjustment to liabilities, plus certain litigation expense, plus certain acquisition expense, plus executive team restructuring cost, and plus loss on disposal or impairment of long-lived assets, each on a per share basis. Adjusted earnings per diluted share includes incremental shares in the share count that are considered anti-dilutive in a GAAP net loss position.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share are used to facilitate a comparison of our operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone. All of the items adjusted in the Adjusted EBITDA to net loss and the Adjusted earnings (loss) per share calculations are either recurring non-cash items or items that management does not consider in assessing our ongoing operating performance. In the case of the non-cash items, such as stock-based compensation expense and valuation adjustments to assets and liabilities, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are expected to be less susceptible to variances in actual performance resulting from expenses that do not relate to our core operations and are more reflective of other factors that affect operating performance. In the case of items that do not relate to our core operations, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

Adjusted EBITDA is not a measure of liquidity under GAAP, or otherwise, and is not an alternative to cash flow from continuing operating activities, despite the advantages regarding the use and analysis of these measures as mentioned above. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings (loss) per diluted share, as disclosed in this press release, have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP; nor are these measures intended to be measures of liquidity or free cash flow.

To properly and prudently evaluate our business, we encourage readers to review the consolidated GAAP financial statements included in this press release and not rely on any single financial measure to evaluate our business. The following table sets forth reconciliations of Adjusted EBITDA to net loss, the most directly comparable GAAP-based measure, as well as Adjusted earnings (loss) per diluted share to net loss per diluted share, the most directly comparable GAAP-based measure. We strongly urge readers to review these reconciliations, along with the financial statements included in this press release.

Forward-Looking Non-GAAP Financial Measures

This press release also includes the forward-looking non-GAAP financial measures of adjusted EBITDA and adjusted EPS guidance for the first quarter and full year 2025. We calculate forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. We have not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because the excluded items are not available on a prospective basis without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. It is probable that these forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Investor Contact:

Tom Colton

Gateway Group, Inc.

AEYE@gateway-grp.com

949-574-3860

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Revenue	$9,723	$7,869	$35,201	$31,316

Cost of revenue	1,913	1,697	7,261	6,974

Gross profit	7,810	6,172	27,940	24,342

Operating expenses:
Selling and marketing	3,546	2,393	12,668	11,781
Research and development	1,383	1,255	5,077	6,989
General and administrative	4,152	3,017	13,585	11,537
Total operating expenses	9,081	6,665	31,330	30,307

Operating loss	(1,271)	(493)	(3,390)	(5,965)

Interest income (expense), net	(217)	(40)	(864)	93

Net loss	$(1,488)	$(533)	$(4,254)	$(5,872)

Net loss per common share-basic and diluted	$(0.12)	$(0.04)	$(0.36)	$(0.50)

Weighted average common shares outstanding-basic and diluted	12,176	11,863	11,888	11,766

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$5,651	$9,236
Accounts receivable, net	5,932	4,828
Prepaid expenses and other current assets	537	712
Total current assets	12,120	14,776

Property and equipment, net	215	218
Right of use assets	385	611
Intangible assets, net	10,276	5,783
Goodwill	6,661	4,001
Other	109	106
Total assets	$29,766	$25,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,870	$2,339
Operating lease liabilities	199	312
Finance lease liabilities	—	7
Deferred revenue	7,502	6,472
Contingent consideration	—	2,399
Total current liabilities	11,571	11,529

Long term liabilities:
Term loan, net	6,820	6,727
Operating lease liabilities	218	417
Deferred revenue	16	10
Contingent consideration, long term	1,350	—
Other	355	105
Total liabilities	20,330	18,788

Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized
Common stock, $0.00001 par value, 50,000 shares authorized, 12,285 and 11,711 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	105,181	96,182
Accumulated deficit	(95,746)	(89,476)
Total stockholders’ equity	9,436	6,707

Total liabilities and stockholders’ equity	$29,766	$25,495

AUDIOEYE, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Adjusted EBITDA Reconciliation
Net loss (GAAP)	$(1,488)	$(533)	$(4,254)	$(5,872)
Non-cash valuation adjustment to liabilities	152	242	140	442
Interest (income) expense, net	217	40	864	(93)
Stock-based compensation expense	1,353	663	4,401	3,698
Acquisition expense (1)	126	—	520	—
Litigation expense (2)	1,164	115	2,503	415
Executive team restructuring cost (3)	—	184	—	247
Depreciation and amortization	765	598	2,529	2,268
Loss on disposal or impairment of long-lived assets	2	15	7	235
Adjusted EBITDA	$2,291	$1,324	$6,710	$1,340
Adjusted EBITDA margin (4)	24%	17%	19%	4%

Adjusted Earnings per Diluted Share Reconciliation
Net loss per common share (GAAP) — diluted	$(0.12)	$(0.04)	$(0.36)	$(0.50)
Non-cash valuation adjustment to liabilities	0.01	0.02	0.01	0.04
Interest (income) expense, net	0.02	—	0.07	(0.01)
Stock-based compensation expense	0.11	0.05	0.36	0.31
Acquisition expense (1)	0.01	—	0.04	—
Litigation expense (2)	0.09	0.01	0.20	0.04
Executive team restructuring cost (3)	—	0.02	—	0.02
Depreciation and amortization	0.06	0.05	0.21	0.19
Loss on disposal or impairment of long-lived assets	—	—	—	0.02
Adjusted earnings per diluted share (5)	$0.18	$0.11	$0.55	$0.11
Diluted weighted average shares (GAAP)	12,176	11,863	11,888	11,766
Includable incremental shares (Non-GAAP) (5)	510	380	413	338
Adjusted diluted shares (Non-GAAP)	12,686	12,243	12,301	12,104

(1)	Represents legal, accounting and consulting fees associated with the acquisition of ADA Site Compliance.

(2)	Represents legal expenses related primarily to non-recurring litigation.

(3)	Represents severance expense associated with the restructuring in executive roles.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of GAAP revenue.

(5)	Adjusted earnings per adjusted diluted share for our common stock is computed using the treasury stock method.